Exhibit 99.1

Meridian Corporation Reports Net Income of $9.0 Million, or $1.48 Per Diluted Share, in 4Q 2020 and Declares Quarterly Cash Dividend of $0.125 Per Share.

MALVERN, Pa., February 1 2021 — Meridian Corporation (Nasdaq: MRBK) today reported:

	2020	2020	2020	2020	2019
(Dollars in thousands, except per share data)	4th QTR	3rd QTR	2nd QTR	1st QTR	4th QTR
Income:
Net income - consolidated	$8,997	$9,212	$5,713	$2,516	$3,137
Diluted earnings per common share	$1.48	$1.51	$0.94	$0.39	$0.49

Christopher J. Annas, Chairman and CEO commented “Meridian had a spectacular fourth quarter, earning $9.0 million with a $1.48 diluted EPS. The bank, mortgage group, wealth and title all contributed nicely. For the year, Meridian generated revenues of $149.6 million with net income of $26.4 million. That’s a 21% ROE and diluted EPS of $4.27, quite an achievement for any type of company and in a year like no other. In this work-from-anywhere environment, our high energy team propelled us past the difficulties of 2020 to this record performance.”

Mr. Annas continued, “Commercial loan growth for the year (excluding PPP and held-for-sale) was 13%, despite a big drop in construction loan balances. The housing market has been very strong in the Philadelphia metro region, which accelerated home sales after construction and benefitted the builders. Our small-ticket leasing business, organically started in the second quarter, ended with $32.8 million in outstandings. We are proud of our history of building businesses and taking advantage of market disruption to add lending staff, a testimony to our growth culture.

As the region gets vaccinated and commerce rebounds, we are poised to really take advantage of the upturn. Our online delivery model, which we crafted from our founding in 2004, is now the preferred method for all banking services and we can capitalize on this transformation.”

Income Statement Highlights

Fourth quarter 2020 compared with third quarter 2020:

●Net income was $9.0 million, a decrease of $215 thousand, or 2.3%, driven by continued strong non-interest income for the quarter.
●Pre-tax, pre-provision income for the quarter was $13.0 million, a decrease of $2.9 million or 18.2% due to a an increase of $6.1 million in non-interest expense, partially offset by increased net interest income and non-interest income for the fourth quarter. A reconciliation of this non-GAAP measure is included in the Appendix.
●Total revenue was $47.9 million, an increase of $2.9 million, or 6.5%, due to a higher level of interest income which was up $2.0 million.
●In addition to this higher level of interest income, the $2.3 million or 18.1% increase in net interest income was also driven by a $256 thousand or 8.1% decrease in interest expense.
●Non-interest income increased $885 thousand or 3.1%, driven by mortgage banking revenue, wealth management income and SBA income.
oMortgage banking net revenue increased $9.3 million, or 42.4%, due to higher levels of originations and refinancings stemming from the historically low rate environment throughout much of 2020,

combined with the continued impact of the expansion of our mortgage division into Maryland that took place in the first quarter of 2020.
oWhile mortgage banking net revenue was up quarter over quarter, a decrease in the mortgage pipeline generated negative fair value changes in both derivative instruments as well as loans held-for-sale of $1.9 million, combined. Net losses on hedging activity amounted to $2 million in the fourth quarter.
oWealth management income was up $78 thousand, or 8.2% due to increased level of assets under management.
oSBA income was up $110 thousand, or 17.3% as the number and value of SBA loans sold increased from the prior quarter.
●	Provision for loan losses was $1.2 million compared to the third quarter 2020 provision for loan losses of $4.0 million.
●	Non-interest expenses increased $6.1 million, or 23.6%, driven by an increase in salaries and benefits, largely related to variable compensation in the mortgage division.
●	On January 28, 2021, the Board of Directors declared a quarterly cash dividend of $0.125 per common share, payable February 22, 2021, to shareholders of record as of February 11, 2021.

Year ended December 31, 2020 compared with year ended December 31, 2019:

●Net income was $26.4 million or $4.27 per diluted share, an increase of $15.9 million, or 152.2%. The increase was driven by growth in the balance sheet, which contributed $9.8 million in increased interest income, as well as growth in non-interest fee producing divisions such as mortgage, wealth and SBA. The increase in net income was also driven by a $2.9 million decrease in interest expense, while the provision for loan losses increased $7.4 million. Total net non-interest income (non-interest income less non-interest expense) improved $15.8 million.
●Pre-tax, pre-provision income for the year was $42.8 million, an increase of $28.4 million or 197.2%. A reconciliation of this non-GAAP measure is included in the Appendix.
●Total revenue was $149.6 million, an increase of $65.7 million or 78.4%.
●Net interest income increased $12.7 million, or 34.8%, with interest expense down $2.9 million or 17.4%.
●Non-interest income increased $55.9 million or 180.4%, driven by mortgage banking revenue, wealth management income, SBA income, gains on security sales and other fee income.
oMortgage banking net revenue increased $52.3 million, or 217.1%, due to higher levels of originations and refinancings combined with the impact of the expansion of our mortgage division into Maryland. Positive fair value changes in loans and derivative instruments of $8.7 million, combined were also recognized, but offset by a change in hedging losses of $8.6 million.
oWealth management income was up $230 thousand, or 6.3%.
oSBA income was up $1.2 million, or 83.5% as the number and value of SBA loans sold increased from the prior year.
oGains on sales of securities were up $1.2 million, or 714.0%.
oOther fee income increased $935 thousand, or 57.7%.
●	Provision for loan losses was $8.3 million in 2020 compared to $901 thousand in 2019.
●	Non-interest expenses increased $40.2 million, or 75.9%, driven by an increase in salaries and benefits.

Balance Sheet Highlights

December 31, 2020 compared to December 31, 2019:

●Total assets increased $570.2 million, or 49.6%, to $1.7 billion as of December 31, 2020.
●Total loans, net of allowance, increased $ 311.8 million, or 32.6%, to $1.3 billion as of December 31, 2020. PPP loans contributed $198.6 million net to this increase, while portfolio loans increased $121.5 million, or 12.6%.
●Mortgage loans held for sale increased $195.5 million, or 580.0%, to $229.2 million as of December 31, 2020.
●Mortgage segment originated $2.4 billion in loans for the year-ended December 31, 2020.
●Total deposits grew $390.2 million, or 45.8%, to $1.2 billion as of December 31, 2020.
●Non-interest bearing deposits grew $64.4 million, or 46.2%, to $203.8 million as of December 31, 2020.
●Borrowings from the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”) were $153.3 million as of December 31, 2020. Other borrowings were down $7.7 million or 6.0%.
●Meridian repurchased 316,625 shares of its common stock in the first quarter of 2020, at an average price of $18.10, fulfilling the previously announced repurchase authorization.
●Meridian Corporation established a $2 million stock purchase authorization with the Meridian Corporation Employee Stock Ownership Plan (“ESOP”). As of December 31, 2020 the ESOP had fully utilized the $2 million loan to purchase 133,601 Meridian Corporation common shares and had made the first scheduled annual payment on the loan back to Meridian Corporation in the amount of $212 thousand, therefore releasing 13,328 shares to the ESOP.

COVID-19 Pandemic Response Update

●	SBA Paycheck Protection Program. During 2020 Meridian assisted 928 clients in need of short-term funding by providing nearly $260 million in PPP loans. As of December 31, 2020 we have worked with borrowers to secure the forgiveness of $64.5 million in PPP loans to date, and are assisting customers in the recently approved second round of PPP loans.
●	Industry Exposure. Meridian continues to monitor businesses substantially impacted by the pandemic. Commercial portfolios such as retail trade, hospitality, residential spec construction and advertising/marketing are notably more affected and have required assistance. As of December 31, 2020, Meridian’s exposure as a percent of the total commercial loan portfolio, excluding PPP loans, to these industries was 2.8%, 2.5%, 6.1%, and 1.5%, respectively.
●	Assistance Provided to Loan Customers. During the pandemic, Meridian also worked with commercial, construction and residential loan customers to provide assistance. In total, $150.5 million of loans covering approximately 200 borrowers were assisted with loan payment holidays of 3-6 months. As of December 31, 2020, $126.3 million of loans had returned to their original payment terms with $24.2 million in loans still in forbearance.
●	Loan Loss Reserve. Meridian recorded a provision for loan losses of $1.2 million for the fourth quarter of 2020, in addition to the $7.1 million already provided for during the first three quarters of 2020 combined, due to the continued economic uncertainty brought on by the COVID-19 pandemic, combined with loan growth. $1.5 million of the third quarter provision was related to a specific reserve placed on an impaired commercial loan.
●	Liquidity and Capital Management. Meridian continues to be well positioned with adequate levels of cash, liquid assets, capital and reserves as of December 31, 2020. At December 31, 2020, Meridian’s tangible common equity to average tangible asset ratio was 7.99% and total risked based capital was 14.55%. All capital ratios are well in excess of regulatory requirements.

Select Condensed Financial Information

	For the Quarter Ended (Unaudited)
	2020	2020	2020	2020	2019
(Dollars in thousands, except per share data)	December 31	September 30	June 30	March 31	December 31
Income:
Net income - consolidated	$8,997	$9,212	$5,713	$2,516	$3,137
Basic earnings per common share	$1.50	$1.51	$0.94	$0.39	$0.49
Diluted earnings per common share	$1.48	$1.51	$0.94	$0.39	$0.49
Net interest income - consolidated	$15,018	$12,715	$11,597	$9,666	$9,664

	At the Quarter Ended (Unaudited)
	2020	2020	2020	2020	2019
	December 31	September 30	June 30	March 31	December 31
Balance Sheet:
Total assets	$1,720,197	$1,758,648	$1,579,083	$1,303,442	$1,150,019
Loans, net of fees and costs	1,284,764	1,306,846	1,262,968	1,021,561	964,710
Total deposits	1,241,335	1,209,024	1,166,697	993,753	851,168
Non-interest bearing deposits	203,843	193,851	214,367	140,826	139,450
Stockholders' Equity	141,622	131,832	125,518	118,033	120,695

	At the Quarter Ended (Unaudited)
	2020	2020	2020	2020	2019
	December 31	September 30	June 30	March 31	December 31
Balance Sheet (Average Balances):
Total assets	$1,709,298	$1,598,307	$1,477,120	$1,156,682	$1,105,246
Loans, net of fees and costs	1,493,194	1,275,046	1,194,197	981,303	956,598
Total deposits	1,239,810	1,180,333	1,155,690	926,741	859,611
Non-interest bearing deposits	207,204	193,020	223,253	137,141	137,578
Stockholders' Equity	129,292	125,053	119,937	120,469	119,575

	At the Quarter Ended (Unaudited)
	2020	2020	2020	2020	2019
	December 31	September 30	June 30	March 31	December 31
Performance Ratios:
Return on average assets - consolidated	2.09%	2.29%	1.56%	0.87%	1.13%
Return on average equity - consolidated	27.68%	29.30%	19.16%	8.40%	10.41%

Income Statement Summary

Fourth Quarter 2020 Compared to Third Quarter 2020

Net income was $9.0 million, or $1.48 per diluted share, for the fourth quarter of 2020 compared to net income of $9.2 million, or $1.51 per diluted share, for the third quarter of 2020. The decrease quarter-over-quarter was due largely to the increase in non-interest expense of $6.1 million, partially offset by increases in net interest income after provision and non-interest income of $5.1 million and $885 thousand, respectively.

Net interest income increased $2.3 million, or 18.1%, to $15.0 million from $12.7 million for the third quarter of 2020. The growth in net interest income for the fourth quarter of 2020 compared to the third quarter of 2020 reflects an increase in average interest earning assets of $112.5 million. The increase in average interest earning assets over this period was the result of an increase in the average balances of investment securities, commercial real estate loans, residential real estate loans held for sale and leases, offset partially by a decline in the average balances of PPP loans as they continue to be forgiven by the Small Business Administration (SBA). The net interest margin improved to 3.59% for the fourth quarter of 2020 compared to 3.26% for the third quarter due to a 21 basis point increase in the yield on the earning assets, combined with a 11 basis point decline in the cost of funds.

The provision for loan losses was $1.2 million for the fourth quarter of 2020, compared to a $4.0 million provision for the third quarter of 2020. These provisions were due largely to qualitative provisioning for the continued economic uncertainty as a result of the COVID-19 pandemic and loan growth, while the third quarter provision was also impacted by a $1.5 million specific reserve placed on an impaired commercial loan.

Total non-interest income for the fourth quarter of 2020 was $29.9 million, up $885 thousand or 3.1%, from the third quarter of 2020. This increase in non-interest income came primarily from our mortgage division. Mortgage banking net revenue increased $9.3 million or 42.4% over the third quarter of 2020. The significant increase in the fourth quarter of 2020 came from increased levels of mortgage loan originations due to both the expansion of the division into Maryland as well as the favorable rate environment for refinance activity. Our mortgage division originated $868.4 million in loans during the three months ended December 31, 2020, an increase of $160.3 million, or 22.6%, from the prior quarter. Refinance activity represented 62.0% of the total residential mortgage loans originated for the fourth quarter of 2020, compared to 54.0% for the third quarter of 2020. While mortgage banking net revenue increased quarter over quarter, the mortgage pipeline declined as expected at year-end. This generated negative fair value changes in derivative instruments and loans held-for-sale. These fair value changes decreased non-interest income a combined $7.9 million during the fourth quarter of 2020 compared to the third quarter of 2020. A decrease in net hedging losses of $600 thousand from the prior quarter offset these declines in non-interest income partially.

Wealth management revenue increased $78 thousand, or 8.2%, quarter-over-quarter due to the more favorable market conditions that existed in the fourth quarter, compared to the third quarter. Wealth management revenue is largely based on the valuation of assets under management measured at the end of the prior quarter, therefore this revenue for the fourth quarter was impacted by the rebound of the financial markets at the end of the third quarter, despite the impact of the pandemic.

Non-interest income from the sales of investments was down $1.3 million from the prior quarter as there were no sales during the fourth quarter of 2020. Net revenue from the sale of SBA 7(a) loans was up $110 thousand from the third quarter as the value of loans sold was up, $11.6 million in the fourth quarter of 2020 compared to $9.5 million in loans sold in the third quarter of 2020.

Total non-interest expense for the fourth quarter of 2020 was $31.9 million, up $6.1 million or 23.6%, from the third quarter of 2020. Total salaries and employee benefits expense was $25.6 million, an increase of $5.2 million or 25.3%, compared to the third quarter of 2020. Of this increase, $4.4 million related to the mortgage division, which recognized variable compensation as well as an increase in full-time equivalent employees. Data processing expense increased $193 thousand or 41.7% from the third quarter of 2020 due to the continued residential mortgage loan origination and refinance activity of our mortgage division. Professional fees increased $314 thousand or 46.1%, from the third quarter of 2020 due to the timing of incurrence of year-end legal, consulting and audit costs. Loan expenses increased $232 thousand or 46.9% from the third quarter of 2020 due to an increase in commercial and residential loan originations over the period, as well as an increase in loan servicing costs due to the record level of originations and refinances that our mortgage division has generated.

Fourth Quarter 2020 Compared to Fourth Quarter 2019

Net income was $9.0 million, or $1.48 per diluted share for the fourth quarter of 2020 compared to net income of $3.1 million, or $0.49 per diluted share, for the fourth quarter of 2019. The increase was due largely to the increase in interest income on loans, combined with an increase in mortgage banking activity.

Net interest income increased $5.4 million, or 55.4%, over net interest income of $9.7 million for the fourth quarter of 2019. The growth in net interest income for the fourth quarter of 2020 compared to the same period in 2019 reflects an increase in average interest earning assets of $606.4 million partially offset by the decrease in the net interest margin of 2 basis points. The decrease in net interest margin is a result of the 80 basis point decline overall in the yield on the loan portfolio, offset somewhat by a 96 basis point decline in the cost of funds.

The provision for loan losses of $1.2 million for the fourth quarter of 2020 was due largely to qualitative provisioning for the continued economic uncertainty as a result of the COVID-19 pandemic, combined with loan growth. There was a negative provision of $38 thousand for the fourth quarter of 2019 due to net recoveries.

Total non-interest income for the fourth quarter of 2020 was $29.9 million, up $21.6 million or 259.0% from the comparable period in 2019. This overall increase in non-interest income came primarily from our mortgage division. Mortgage banking net revenue increased $24.6 million or 378.2% over the fourth quarter of 2019. The significant increase in 2020 came from increased levels of mortgage loan originations due to both the expansion of the division into Maryland as well as the favorable rate environment for refinance activity. Our mortgage division originated $868.4 million in loans during the fourth quarter of 2020, an increase of $690.1 million, or 387.0%, from the fourth quarter of 2019. Refinance activity represented 62% of the total loans originated for the fourth quarter of 2020, compared to 46% for the fourth quarter of 2019. A decrease in the mortgage pipeline in the fourth quarter led to a $2.1 million decrease in fair value changes in derivative instruments and loans held-for-sale. Net hedging losses also increased $2.0 million for the fourth quarter of 2020.

Non-interest income from the sales of SBA 7(a) loans increased $499 thousand as $11.6 million in loans were sold in the fourth quarter of 2020 compared to $7.1 million in loans sold in the fourth quarter of 2019. Wealth management revenue increased $103 thousand year-over-year due to the favorable market conditions discussed above. Other fee income was up $396 thousand or 89.6% from the fourth quarter of 2019 due to $64 thousand in swap fee income recorded in the fourth quarter of 2020, combined with a fee income increase of $235 thousand in other mortgage fee income.

Total non-interest expense for the fourth quarter of 2020 was $31.9 million, up $18.0 million or 129.0%, from the comparable period in 2019. The increase is largely attributable to an increase in salaries and employee benefits expense, which increased $16.2 million or 173.5%, from the comparable period in 2019. Of this increase, $14.3 million relates to the mortgage division. Full-time equivalent employees, particularly in the mortgage division, increased from the prior year comparable quarter as we expanded our mortgage division into Maryland with the hiring of nearly 90 individuals since the first quarter of 2020. The number of full time employees at Meridian, particularly in SBA and lease lending, also increased over this period.

Loan expenses increased $510 thousand or 237.4%, as the loan origination and refinance environment for both mortgage and commercial loans was improved 2020 versus 2019. Occupancy and equipment expense increased $172 thousand or 18.0%, from the fourth quarter of 2019 as the result of rent expense incurred at loan production locations for our mortgage division expansion into Maryland. Professional fees increased $381 thousand or 62.1% due largely to an increase in consulting costs incurred on several IT related projects that Meridian has undertaken to improve efficiency and automation in processes, combined with an increase in audit and legal fees year over year as Meridian continues to grow.

Advertising and promotion expense increased $151 thousand, or 21.4%, from the comparable period in 2019. This increase was due to an increase in the number and length of advertising campaigns in addition to an increase in marketing costs from our rapidly growing mortgage division. Data processing costs increased $316 thousand or 94.1%, from the fourth quarter of 2019 as the result of increased loan processing activity from our mortgage division, combined with processing activity relating to PPP loans. Information technology related costs increased $105 thousand, and the PA shares tax bank assessment increased $152 thousand due to the growing size of the Corporation.

Twelve Months Ended December 31, 2020 Compared to Twelve Months Ended December 31, 2019

Net income was $26.4 million, or $4.27 per diluted share, for the twelve months ended December 31, 2020 compared to net income of $10.5 million, or $1.63 per diluted share, for the twelve months ended December 31, 2019. The increase was due largely to the increase in net interest income of $12.7 million, combined with increased non-interest income of $55.9 million, partially offset by increases in the provision for loan losses, non-interest expense, and income taxes of $7.4 million, $40.2 million, and $5.1 million, respectively.

Net interest income increased $12.7 million, or 34.8%, to $49.0 million from $36.3 million, for the twelve months ended December 31, 2020. The growth in net interest income over this period reflects an increase in average interest earning assets of $447.0 million. The increase in average interest earning assets over this period was the result of the addition of PPP loans in 2020, as well as increases in the average balances of commercial real estate loans, commercial loans, small business loans, leases, and construction loans, along with an increase to the average balance of residential real estate loans held for sale. The net interest margin declined to 3.40% for the twelve months ended December 31, 2020 from 3.65% for the twelve months ended December 31, 2019 due to a decline in the yield on loans of 92 basis points, while the cost of funds also declined over this period by 79 basis points. The margin over this period was impacted 7 basis points from the effects of the PPP loan program combined with the use of PPPLF borrowings.

The provision for loan losses was $8.3 million for the twelve months ended December 31, 2020, compared to a $901 thousand provision for the twelve months ended December 31, 2019. The provision for the current year period was due largely to qualitative provisioning for the continued economic uncertainty as a result of the COVID-19 pandemic and overall loan portfolio growth, combined with the impact of a $1.5 million specific reserve placed on an impaired commercial loan during the third quarter of 2020.

Total non-interest income for the twelve months ended December 31, 2020 was $ 86.9 million, up $55.9 million or 180.4%, from the twelve months ended December 31, 2019. This increase in non-interest income came primarily from our mortgage division as mortgage banking net revenue increased $52.3 million or 217.1% over the prior year period. The significant increase in the current year period came from increased levels of mortgage loan originations due to both the expansion of the division into Maryland as well as the favorable rate environment for refinance activity. Our mortgage division originated $2.4 billion in loans during the twelve months ended December 31, 2020, an increase of $1.8 billion, or 292.5%, from the prior year period. Refinance activity represented 60% of the total residential mortgage loans originated for the twelve months ended December 31, 2020, compared to 30% for the twelve months ended December 31, 2019. The increase in the mortgage pipeline as a result of the expansion and the refinance activity generated significant positive fair value changes in derivative instruments and loans held-for-sale. These fair value changes increased non-interest income a combined $8.7 million during the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019. These changes were offset by increases in net hedging losses of $8.6 million.

Wealth management revenue increased $230 thousand, or 6.3%, year-over-year due to the more favorable market conditions that existed in the twelve months ended December 31, 2020, compared to the prior year comparable period.

Non-interest income from the sales of investments amounted to $1.3 million for the twelve months ended December 31, 2020, an increase of $1.2 million from the prior year period. Income from the sales of SBA 7(a) loans increased $1.2 million, or 83.5%, from the prior year period, to $2.6 million. $41.1 million in SBA 7(a) loans were sold for the twelve months ended December 31, 2020, compared to $22.4 million in loans sold for the twelve months ended December 21, 2019. Other fee income was up $934 thousand or 57.7% for the twelve months ended December 31, 2020, from the twelve months ended December 31, 2019 due largely to $319 thousand in swap fee income from customer loan swaps recorded in the current year period, an increase of $144 thousand in title fee income, a $149 thousand increase in wire fee income as well as $436 thousand in mortgage fee income, respectively, as loan closing activity increased period-over-period.

Total non-interest expense for the twelve months ended December 31, 2020 was $93.1 million, up $40.2 million or 75.9%, from the twelve months ended December 31, 2019. The increase is largely attributable to the variable expenses from loan originations overall, particularly mortgage commissions. Total salaries and employee benefits expense was

$72.1 million, an increase of $37.0 million or 105.2%, compared to the twelve months ended December 31, 2019. Of this increase, $33.2 million relates to the mortgage division. Full-time equivalent employees, particularly in the mortgage division, increased year-over-year. As noted above, in the first quarter of 2020, we expanded our mortgage division into Maryland with the hiring of nearly 90 individuals year to date.

Loan expenses increased by $1.1 million or 166.0% for the twelve months ended December 31, 2020, reflecting the higher levels of commercial and consumer loan originations during the current year. Advertising expenses increased by $377 thousand or 15.2% during the twelve months ended December 31, 2020, due mainly to an increase in marketing related costs from the mortgage division. Professional fees increased $499 thousand or 19.1%, compared to the prior year period due largely to an increase in consulting costs incurred on several IT related projects that Meridian has undertaken to improve efficiency and automation in processes, combined with an increase in third party valuation services related to the increased mortgage division activity.

Balance Sheet Summary

As of December 31, 2020, total assets were $1.7 billion compared with $1.2 billion as of December 31, 2019. Total assets increased $570.2 million, or 49.6%, from December 31, 2019 primarily due to strong loan growth.

Total loans, excluding mortgage loans held-for-sale, grew $320.1 million, or 33.2%, to $1.3 billion as of December 31, 2020, from $964.7 million as of December 31, 2019. The increase in loans is attributable largely to the $198.6 million in PPP loans, net of forgiveness by the SBA, granted to borrowers during the twelve months ended December 31, 2020. There was also growth in several commercial categories as we continue to grow our presence in the Philadelphia market area. Commercial real estate loans increased $129.8 million, or 34.8% from December 31, 2019. Small business loans increased $28.1 million, or 128.8% from December 31, 2019, and leases increased $32.3 million from the startup of the Meridian Equipment Finance unit. Residential mortgage loans held for sale increased $195.5 million, or 580.0%, to $229.2 million as of December 31, 2020 from $33.7 million at December 31, 2019. The increase in mortgage originations is primarily the result of the expansion of our mortgage division into Maryland as well as the increase in refinance activity throughout all areas of our mortgage division.

Deposits were $1.2 billion as of December 31, 2020, up $390.2 million, or 45.8%, from December 31, 2019. Non-interest bearing deposits increased $64.4 million, or 46.2%, from December 31, 2019. Interest-bearing checking accounts increased $112.2 million, or 118.8%, from December 31, 2019. Money market accounts/savings accounts increased $267.2 million, or 87.5% since December 31, 2019, driven by business money market accounts and sweep accounts. Increases in core deposits were driven from loan customers as part of new business and municipal relationships and also as a result of the PPP loan process. Certificates of deposit decreased $53.5 million, or 17.2%, from December 31, 2019.

Consolidated stockholders’ equity of the Corporation was $141.6 million, or 8.2% of total assets as of December 31, 2020, as compared to $120.7 million, or 10.50% of total assets as of December 31, 2019. The change in stockholders’ equity is the result of year-to-date net income of $26.4 million and an increase in unrealized gain on AFS securities of $2.6 million, partially offset by unearned compensation due to leveraged ESOP of $2 million, net of a $212 thousand payment on the ESOP loan which released 13,328 shares to the ESOP, and dividends paid of $1.5 million year to date. As of December 31, 2020, the Tier 1 leverage ratio was 8.96% for the Corporation and 11.54% for the Bank, the Tier 1 risk-based capital and common equity ratios were 10.22% for the Corporation and 13.15% for the Bank, and total risk-based capital was 14.55% for the Corporation and 14.54% for the Bank. Quarter-end numbers show a tangible common equity to tangible assets ratio of 7.99% for the Corporation and 10.25% for the Bank. A reconciliation of this non-GAAP measure is included in the Appendix. Tangible book value per share was $22.35 as of December 31, 2020, compared with $18.09 as of December 31, 2019.

Asset Quality Summary

Asset quality remains strong year-over-year despite the pressures that the COVD-19 pandemic has had on businesses and the economy locally and nationally. Meridian realized net charge-offs of 0.00% of total average loans for the quarter ending December 31, 2020, compared with net recoveries of 0.03% for the quarter ended December 31, 2019. Total non-performing assets, including loans and other real estate property, were $7.9 million as of December 31, 2020, $3.4 million as of December 31, 2019. The ratio of non-performing assets to total assets as of December 31, 2020 was 0.46% compared to 0.30% as of December 31, 2019. The ratio of allowance for loan losses to total loans, was 1.38% as of December 31, 2020, up from the 0.98% recorded as of December 31, 2019. The ratio of allowance for loan losses to total loans held for investment, excluding loans at fair value and PPP loans (a non-GAAP measure), was 1.65% as of December 31, 2020, up from the 1.00% recorded as of December 31, 2019. PPP loans are excluded from calculation of this ratio as they are guaranteed by the SBA and therefore we have not provided for in the allowance for loan losses. A reconciliation of this non-GAAP measure is included in the Appendix.

About Meridian Corporation

Meridian Bank, the wholly owned subsidiary of Meridian Corporation, is an innovative community bank serving Pennsylvania, New Jersey, Delaware and Maryland with more than 20 offices and a full suite of financial products and services. Meridian specializes in business and industrial lending, retail and commercial real estate lending, electronic payments, and wealth management solutions through Meridian Wealth Partners. Meridian also offers a broad menu of high-yield depository products supported by robust online and mobile access. For additional information, visit our website at www.meridianbanker.com. Member FDIC.

“Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Meridian Corporation’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Meridian Corporation’s control). Numerous competitive, economic, regulatory, legal and technological factors, risks and uncertainties that could cause actual results to differ materially include, without limitation, the current COVID-19 pandemic and government responses thereto, among others, could cause Meridian Corporation’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Meridian Corporation cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Meridian Corporation’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019 subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Meridian Corporation does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Meridian Corporation or by or on behalf of Meridian Bank.

FINANCIAL TABLES FOLLOW

APPENDIX - FINANCIAL RATIOS

	Quarterly
	2020	2020	2020	2020	2019
(Dollars in thousands, except per share data)	4th QTR	3rd QTR	2nd QTR	1st QTR	4th QTR
Earnings and Per Share Data
Net income	$8,997	$9,212	$5,713	$2,516	$3,137
Basic earnings per common share	1.50	1.51	0.94	0.39	0.49
Diluted earnings per common share	1.48	1.51	0.94	0.39	0.49
Common shares outstanding	6,136	6,130	6,094	6,094	6,404

Performance Ratios
Return on average assets - consolidated	2.09%	2.29%	1.56%	0.87%	1.13%
Return on average equity - consolidated	27.68%	29.30%	19.16%	8.40%	10.41%
Net interest margin (TEY)	3.59%	3.26%	3.27%	3.49%	3.61%
Net interest margin (TEY, excluding PPP loans and borrowings) (1)	3.52%	3.47%	3.41%	3.49%	3.61%
Yield on earning assets (TEY)	4.28%	4.07%	4.24%	4.98%	5.18%
Yield on earning assets (TEY, excluding PPP loans) (1)	4.27%	4.39%	4.50%	4.98%	5.18%
Cost of funds	0.75%	0.86%	1.09%	1.62%	1.71%
Efficiency ratio	71%	62%	70%	74%	77%

Asset Quality Ratios
Net charge-offs (recoveries) to average loans	0.00%	0.01%	0.00%	0.00%	(0.03)%
Non-performing loans/Total loans	0.52%	0.52%	0.54%	0.58%	0.34%
Non-performing assets/Total assets	0.46%	0.45%	0.47%	0.51%	0.30%
Allowance for loan losses/Total loans held for investment	1.38%	1.27%	1.01%	1.08%	0.98%
Allowance for loan losses/Total loans held for investment (excluding loans at fair value and PPP loans) (1)	1.65%	1.59%	1.27%	1.10%	1.00%
Allowance for loan losses/Non-performing loans	224.81%	209.46%	170.59%	168.28%	281.24%

Capital Ratios
Book value per common share	$23.08	$21.51	$20.60	$19.37	$18.84
Tangible book value per common share	$22.35	$20.76	$19.84	$18.60	$18.09
Total equity/Total assets	8.23%	7.50%	7.95%	9.06%	10.50%
Tangible common equity/Tangible assets - Corporation (1)	7.99%	7.26%	7.68%	8.73%	10.12%
Tangible common equity/Tangible assets - Bank (1)	10.25%	9.51%	10.15%	11.77%	13.52%
Tier 1 leverage ratio - Corporation	8.96%	8.77%	8.06%	9.80%	10.55%
Tier 1 leverage ratio - Bank	11.54%	11.53%	10.71%	13.22%	14.08%
Common tier 1 risk-based capital ratio - Corporation	10.22%	9.97%	10.24%	10.12%	11.21%
Common tier 1 risk-based capital ratio - Bank	13.15%	13.09%	13.60%	13.66%	14.98%
Tier 1 risk-based capital ratio - Corporation	10.22%	9.97%	10.24%	10.12%	11.21%
Tier 1 risk-based capital ratio - Bank	13.15%	13.09%	13.60%	13.66%	14.98%
Total risk-based capital ratio - Corporation	14.55%	14.71%	14.91%	14.80%	16.10%
Total risk-based capital ratio - Bank	14.54%	14.75%	14.91%	14.84%	16.09%

(1)	Non-GAAP measure. See Appendix for Non-GAAP to GAAP reconciliation.

	Statements of Income (Unaudited)		Statements of Income (Unaudited)
	Three Months Ended		Twelve Months Ended
(Dollars in thousands)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Interest Income
Interest and fees on loans	$17,309	$13,441	$60,357	$51,127
Investments and cash	618	436	2,299	1,736
Total interest income	17,927	13,877	62,656	52,863

Interest Expense
Deposits	1,906	3,323	9,970	13,907
Borrowings	1,003	890	3,690	2,620
Total interest expense	2,909	4,213	13,660	16,527

Net interest income	15,018	9,664	48,996	36,336
Provision for loan losses	1,163	(38)	8,302	901
Net interest income after provision for loan losses	13,855	9,702	40,694	35,435

Non-Interest Income
Mortgage banking income	31,065	6,497	76,461	24,116
Wealth management income	1,029	926	3,854	3,624
SBA income	751	252	2,572	1,401
Earnings on investment in life insurance	70	72	279	290
Net change in fair value of derivative instruments	(1,371)	127	4,975	111
Net change in fair value of loans held for sale	(578)	69	3,847	(13)
Net change in fair value of loans held for investment	149	0	323	391
Loss on hedging activity	(2,037)	(24)	(9,400)	(816)
Gain on sale of investment securities available-for-sale	—	(47)	1,345	165
Service charges	30	29	107	110
Other	837	441	2,555	1,621
Total non-interest income	29,945	8,342	86,918	31,000

Non-Interest Expenses
Salaries and employee benefits	25,618	9,368	72,147	35,157
Occupancy and equipment	1,133	961	4,292	3,806
Loan expenses	724	214	1,824	686
Professional fees	995	614	3,113	2,614
Advertising and promotion	857	706	2,852	2,475
Data processing	653	336	1,913	1,327
Information technology	442	337	1,542	1,256
Pennsylvania bank shares tax	315	163	1,049	658
Other	1,186	1,241	4,344	4,942
Total non-interest expenses	31,923	13,940	93,076	52,921

Income before income taxes	11,877	4,104	34,536	13,514
Income tax expense	2,880	967	8,098	3,033
Net Income	$8,997	$3,137	$26,438	$10,481

Weighted-average basic shares outstanding	5,982	6,407	6,122	6,407
Basic earnings per common share	$1.50	$0.49	$4.32	$1.64

Adjusted weighted-average diluted shares outstanding	6,071	6,443	6,187	6,438
Diluted earnings per common share	$1.48	$0.49	$4.27	$1.63

	Statement of Condition (Unaudited)
(Dollars in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Assets
Cash & cash equivalents	$36,744	$75,869	$46,741	$37,522	$39,371
Investment securities	131,103	110,936	104,712	99,324	68,645
Mortgage loans held for sale	229,199	225,150	117,691	107,506	33,704
Loans, net of fees and costs	1,284,764	1,306,846	1,262,968	1,021,561	964,710
Allowance for loan losses	(17,767)	(16,573)	(12,706)	(11,098)	(9,513)
Bank premises and equipment, net	7,777	8,065	8,284	8,410	8,636
Bank owned life insurance	12,138	12,069	11,999	11,930	11,859
Other real estate owned	—	—	—	—	120
Goodwill and intangible assets	4,500	4,568	4,636	4,704	4,773
Other assets	31,739	31,718	34,758	23,583	27,714
Total Assets	$1,720,197	$1,758,648	$1,579,083	$1,303,442	$1,150,019

Liabilities & Stockholders’ Equity
Liabilities
Non-interest bearing deposits	$203,843	$193,851	$214,367	$140,826	$139,450
Interest bearing deposits
Interest checking	206,572	218,637	212,596	183,381	94,416
Money market / savings accounts	572,623	491,079	419,886	362,370	305,473
Certificates of deposit	258,297	305,457	319,848	307,176	311,829
Total interest bearing deposits	1,037,492	1,015,173	952,330	852,927	711,718
Total deposits	1,241,335	1,209,024	1,166,697	993,753	851,168
Borrowings	272,408	354,370	232,491	134,730	126,799
Subordinated debt	40,671	40,814	40,809	40,885	40,962
Other liabilities	24,161	22,608	13,568	16,041	10,395
Total Liabilities	1,578,575	1,626,816	1,453,565	1,185,409	1,029,324

Stockholders' Equity	141,622	131,832	125,518	118,033	120,695
Total Liabilities & Stockholders’ Equity	$1,720,197	$1,758,648	$1,579,083	$1,303,442	$1,150,019

		Condensed Statements of Income (Unaudited)
		Three Months Ended
(Dollars in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Interest income	$17,927	$15,880	$15,055	$13,794	$13,877
Interest expense	2,909	3,165	3,458	4,128	4,213
Net interest income	15,018	12,715	11,597	9,666	9,664
Provision for loan losses	1,163	3,956	1,631	1,552	(38)
Non-interest income	29,945	29,060	18,692	9,220	8,342
Non-interest expense	31,923	25,834	21,255	14,063	13,940
Income before income tax expense	11,877	11,985	7,403	3,271	4,104
Income tax expense	2,880	2,773	1,690	755	967
Net Income	$8,997	$9,212	$5,713	$2,516	$3,137

Weighted-average basic shares outstanding	5,982	6,099	6,094	6,383	6,407
Basic earnings per common share	$1.50	$1.51	$0.94	$0.39	$0.49

Adjusted weighted-average diluted shares outstanding	6,071	6,110	6,107	6,420	6,443
Diluted earnings per common share	$1.48	$1.51	$0.94	$0.39	$0.49

	Segment Information
	Three Months Ended December 31, 2020				Three Months Ended December 31, 2019
(Dollars in thousands)	Bank	Wealth	Mortgage	Total	Bank	Wealth	Mortgage	Total
Net interest income	$14,272	(24)	770	15,018	$9,582	(3)	85	9,664
Provision for loan losses	1,163	—	—	1,163	(38)	—	—	(38)
Net interest income after provision	13,109	(24)	770	13,855	9,620	(3)	85	9,702
Non-interest income	2,031	1,029	26,885	29,945	753	943	6,646	8,342
Non-interest expense	10,009	848	21,066	31,923	7,572	794	5,574	13,940
Income before income taxes	$5,131	157	6,589	11,877	$2,801	146	1,157	4,104

	Segment Information
	Year Ended December 31, 2020				Year Ended December 31, 2019
(Dollars in thousands)	Bank	Wealth	Mortgage	Total	Bank	Wealth	Mortgage	Total
Net interest income	$46,997	(48)	2,047	48,996	$36,019	65	252	36,336
Provision for loan losses	8,302	—	—	8,302	901	—	—	901
Net interest income after provision	38,695	(48)	2,047	40,694	35,118	65	252	35,435
Non-interest income	7,688	3,868	75,362	86,918	3,547	3,532	23,921	31,000
Non-interest expense	33,351	3,213	56,512	93,076	27,885	3,266	21,770	52,921
Income before income taxes	$13,032	607	20,897	34,536	$10,780	331	2,403	13,514

Reconciliation of Non-GAAP Financial Measures

Meridian believes that non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate performance trends and the adequacy of common equity. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for performance and financial condition measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Meridian’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Pre-tax, Pre-provision Reconciliation (Unaudited)
	2020	2020	2020	2020	2019
(Dollars in thousands)	4th QTR	3rd QTR	2nd QTR	1st QTR	4th QTR
Income before income tax expense	$11,877	$11,985	$7,403	$3,271	$4,104
Provision for loan losses	1,163	3,956	1,631	1,552	(38)
Pre-tax, pre-provision income	$13,040	$15,941	$9,034	$4,823	$4,066

	2020	2019
(Dollars in thousands)	December 31	December 31
Income before income tax expense	$34,536	$13,514
Provision for loan losses	8,302	901
Pre-tax, pre-provision income	$42,838	$14,415

	Reconciliation of PPP / PPPLF Impacted Yields (Unaudited)
	2020	2020	2020	2020	2019
	4th QTR	3rd QTR	2nd QTR	1st QTR	4th QTR
Net interest margin (TEY)	3.59%	3.26%	3.27%	3.49%	3.61%
Impact of PPP loans and PPPLF borrowings	(0.07)%	0.21%	0.14%	—	—
Net interest margin (TEY, excluding PPP loans and PPPLF borrowings)	3.52%	3.47%	3.41%	3.49%	3.61%

Yield on earning assets (TEY)	4.28%	4.07%	4.24%	4.98%	5.18%
Impact of PPP loans	(0.01)%	0.32%	0.26%	—	—
Yield on earning assets (TEY, excluding PPP loans)	4.27%	4.39%	4.50%	4.98%	5.18%

	2020	2019
	December 31	December 31
Net interest margin (TEY)	3.40%	3.65%
Impact of PPP loans and PPPLF borrowings	0.07%	—
Net interest margin (TEY, excluding PPP loans and PPPLF borrowings)	3.47%	3.65%

Yield on earning assets (TEY)	4.35%	5.30%
Impact of PPP loans	0.16%	—
Yield on earning assets (TEY, excluding PPP loans)	4.51%	5.30%

	Reconciliation of Allowance for Loan Losses / Total loans (Unaudited)
	2020	2020	2020	2020	2019
	4th QTR	3rd QTR	2nd QTR	1st QTR	4th QTR
Allowance for loan losses / Total loans held for investment	1.38%	1.27%	1.01%	1.08%	0.98%
Less: Impact of loans held for investment - fair valued	0.00%	0.00%	0.00%	0.02%	0.02%
Less: Impact of PPP loans	0.27%	0.32%	0.26%	—	—
Allowance for loan losses / Total loans held for investment (excl. loans at fair value and PPP loans)	1.65%	1.59%	1.27%	1.10%	1.00%

	Tangible Common Equity Ratio Reconciliation - Corporation (Unaudited)
	2020	2020	2020	2020	2019
(Dollars in thousands)	4th QTR	3rd QTR	2nd QTR	1st QTR	4th QTR
Total stockholders' equity	$141,622	$131,832	$125,518	$118,033	$120,695
Less:
Goodwill and intangible assets	(4,500)	(4,568)	(4,636)	(4,704)	(4,773)
Tangible common equity	$137,122	$127,264	$120,882	$113,329	$115,922

Total assets	$1,720,197	$1,758,648	$1,579,083	$1,303,442	$1,150,019
Less:
Goodwill and intangible assets	(4,500)	(4,568)	(4,636)	(4,704)	(4,773)
Tangible assets	$1,715,697	$1,754,080	$1,574,447	$1,298,738	$1,145,246
Tangible common equity ratio - Corporation	7.99%	7.26%	7.68%	8.73%	10.12%

	Tangible Common Equity Ratio Reconciliation - Bank (Unaudited)
	2020	2020	2020	2020	2019
(Dollars in thousands)	4th QTR	3rd QTR	2nd QTR	1st QTR	4th QTR
Total stockholders' equity	$180,288	$171,298	$164,446	$157,544	$159,643
Less:
Goodwill and intangible assets	(4,500)	(4,568)	(4,636)	(4,704)	(4,773)
Tangible common equity	$175,788	$166,730	$159,810	$152,840	$154,870

Total assets	$1,720,166	$1,758,244	$1,579,083	$1,303,282	$1,149,979
Less:
Goodwill and intangible assets	(4,500)	(4,568)	(4,636)	(4,704)	(4,773)
Tangible assets	$1,715,666	$1,753,676	$1,574,447	$1,298,578	$1,145,206
Tangible common equity ratio - Bank	10.25%	9.51%	10.15%	11.77%	13.52%

	Tangible Book Value Reconciliation (Unaudited)
	2020	2020	2020	2020	2019
	4th QTR	3rd QTR	2nd QTR	1st QTR	4th QTR
Book value per common shares	$23.08	$21.51	$20.60	$19.37	$18.84
Less: Impact of goodwill and intangible assets	0.73	0.75	0.76	0.77	0.75
Tangible book value per common share	$22.35	$20.76	$19.84	$18.60	$18.09